Exhibit 99.1

	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
November 5, 2008 10:30 A.M. (ET)		Phone: 540-949-3447
Domestic Dial in number: 877-591-4956		wamplerwes@ntelos.com
International Dial in number: 719-325-4890
Confirmation Code: 4573666
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports Third Quarter 2008 Operating Results

Net Income of $13.0 million, or $0.31 per share

Adjusted EBITDA of $57.3 million, up 9.5% from Third Quarter 2007

Operating Income up 32% from Third Quarter 2007

EV-DO Upgrade - 98% Sprint Threshold Achieved

Company Increases Cash Dividend 24%

WAYNESBORO, VA – November 4, 2008 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its third quarter of 2008.

Operating revenues for third quarter 2008 were $136.0 million; Operating income for the quarter was $31.8 million and net income for third quarter 2008 was $13.0 million, or $0.31 per share. Operating revenues for the first nine months of 2008 were $399.2 million; Operating income and net income for the first nine months of 2008 were $88.0 million and $40.8 million, respectively.

Highlights for the quarter include:

•	EV-DO Rev. A launched in nine markets as of September 30, 2008 – 46% of total cell sites upgraded

•	Consolidated adjusted EBITDA (a non-GAAP measure) of $57.3 million, up $5.0 million from third quarter 2007

•	Wireless adjusted EBITDA of $41.5 million, up 12% from $37.2 million for third quarter 2007

•	Ratio of total debt to adjusted EBITDA for the last twelve months is 2.77 to 1, an improvement from 3.03 to 1 at December 31, 2007

“Our financial results for the third quarter of 2008 continued to be quite strong, despite overall economic weakness,” said James S. Quarforth, the Company’s Chief Executive Officer. “Our third quarter consolidated adjusted EBITDA was up 9.5% from third quarter last year and is up 11.2% for the first nine months of 2008. We remain ahead of schedule with our EV-DO network upgrade and new revenues from EV-DO-based services provide us with great potential for top-line growth in the future.”

Recent Developments

EV-DO Upgrade Progress: The Company upgraded an additional 229 cell sites to the EV-DO Rev. A platform during the third quarter, adding this service to the markets of Roanoke, Virginia and Morgantown, Clarksburg and Fairmont West Virginia. In total, 511 sites, or 46% of the entire network, were upgraded to EV-DO at quarter-end. To date, upgrades of an additional 94 sites have been completed in the markets of Danville and Martinsville, Virginia and Beckley and Bluefield West Virginia, satisfying the 98% threshold (of sites in the wholesale footprint) required by the strategic network alliance agreement with Sprint. With this, the monthly revenue minimums paid to NTELOS under that contract increase from $8 million to $9 million. The company is on schedule to complete upgrades to 70% of all sites by year-end 2008.

Declaration and Increase of Dividend: Today, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.26 per share to be paid on January 12, 2009 to stockholders of record on December 19, 2008. This amount represents a 23.8% increase in the quarterly dividend from the previous rate of $0.21 per share.

Operating Highlights

Operating revenues for third quarter 2008 were $136.0 million, a 7% increase over third quarter 2007 operating revenues of $126.9 million. Operating revenues for the first nine months of 2008 were $399.2 million, 7% over operating revenues for the same period last year of $372.5 million.

Wireless operating revenues for the third quarter of 2008 were $104.8 million compared to $96.2 million for the same period in 2007, an increase of 9%. Effective April 1, 2008, the Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. For third quarter 2007, the proforma impact of this change would have resulted in a reduction to wireless revenues and expenses of approximately $2.7 million, and a proforma wireless revenue growth of 12% quarter-over-quarter. Wireless operating revenues for the first nine months of 2008 were $306.9 million, a $25.6 million or 9% increase over the first nine months of 2007, or an 11% proforma increase for the change in handset insurance revenue reporting discussed above.

Wireless subscribers were 427,028 at the end of third quarter 2008, an 8% increase from 396,420 at the end of third quarter 2007. This growth resulted in a 10% increase in subscriber revenues (proforma for the handset insurance revenue reporting change) between these periods. Wholesale revenues were $28.2 million for third quarter 2008 compared to $24.3 million for the same quarter last year and $25.0 million for the second quarter 2008. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, which totaled $27.1 million, a 12% increase over the previous quarter, driven by a 60% increase in travel data revenues from second quarter 2008 resulting from EV-DO deployment and third quarter seasonality increases.

Wireline operating revenues were $31.1 million for the third quarter of 2008, a 1% increase over third quarter 2007 revenues of $30.6 million. Rural Local Exchange Carrier (RLEC) operating revenues were $15.1 million in the third quarter of 2008 compared to $15.3 million in third quarter 2007. In the Competitive Wireline segment, which consists of Competitive Local Exchange Carrier (CLEC), Internet Service Provider (ISP) and network operations, operating revenues grew 4% from $15.3 million for the third quarter 2007 to $16.0 million for the third quarter of 2008. Revenues from Competitive Wireline strategic products, including local service, broadband, integrated access, transport and Metro Ethernet, grew $1.4 million, or 12%, from the third quarter 2007 to the third quarter 2008. For the first nine months of 2008, wireline operating revenues were $92.0 million, a 1% increase over the same period last year.

Consolidated adjusted EBITDA for third quarter 2008 was $57.3 million, with a margin of 42%. This amount represents an increase of 9% over third quarter 2007 adjusted EBITDA of $52.3 million. Adjusted EBITDA for the first nine month periods of 2008 and 2007 was $170.6 million and $153.4 million, respectively, an increase of 11%.

Wireless adjusted EBITDA was $41.5 million for the third quarter of 2008, compared to $37.2 million for third quarter 2007, an increase of 12%. The adjusted EBITDA margin for wireless was 40%, an increase over the 39% margin for the third quarter of 2007 despite incremental operating costs related to the network upgrade of approximately $1.1 million and an increase in handset subsidy resulting from a higher proportion of smart phone sales in the current quarter. Wireless adjusted EBITDA for the first nine months of 2008 was $122.9 million, a $14.8 million or 14% increase over the first nine months of 2007.

Wireline adjusted EBITDA was $17.1 million for the third quarter of 2008 compared to $16.4 million for the third quarter 2007, an increase of 5%. Wireline adjusted EBITDA margin for the third quarter 2008 was 55.2% compared to 53.5% in third quarter 2007. For the first nine months of 2008, wireline adjusted EBITDA was $51.6 million, a 6% increase over the same period last year.

Business Segment Highlights

Wireless

•

Gross customer additions for the third quarters of 2008 and 2007 were 41,322 and 40,788, respectively. In the third quarter of 2008, gross customer additions of higher-value, under-contract, postpay subscribers were 23,595, 11% over third quarter 2007, totaling 59,621 year-to-date in 2008. Smart phone and air card sales represented 23% of postpay gross additions for third quarter 2008 (28% for the month of September 2008). Net additions for the first nine months of 2008 were 20,233, with 1,148 added in the third quarter. Net additions of higher-value postpay subscribers in the third quarter 2008 were 4,390. At September 30, 2008, postpay subscribers represented 71% of total subscribers. Monthly blended subscriber churn reflected increases typical of third quarter seasonality and current economic conditions. Blended monthly subscriber churn for third quarter 2008 was 3.1% and postpay monthly subscriber churn was 2.1%.

ARPU (a non-GAAP measure) for third quarter 2008 was $55.09 compared to $56.37 for third quarter 2007. Third quarter 2007 ARPU, proforma for the change in reporting of handset insurance revenues discussed above, would have been $54.05. Postpay ARPU was $57.85 and $57.65 for the third quarters or 2008 and 2007. Third quarter 2007 postpay ARPU, proforma for the change in reporting of handset insurance revenues, would have been $55.37. Postpay ARPU continued to be driven by postpay data ARPU, which increased $2.53, or 47%, from $5.40 in third quarter 2007 to $7.93 in third quarter 2008. Sequential quarter growth for postpay data ARPU was $0.86, or 12%, from $7.07 in second quarter 2008.

Cost per Gross Addition (CPGA - a non-GAAP measure), was $373 in third quarter 2008 compared to $348 in third quarter 2007, reflecting a subsidy increase of approximately $1.2 million resulting primarily from increased sales of higher-cost smart phones. For the first nine months of 2008, CPGA averaged $349, compared to the average of the first nine months of 2007 of $347. Cash Cost per Handset/Unit (CCPU - a non-GAAP measure), as was the case with wireless revenues, was also impacted by the handset insurance changes. CCPU for third quarter 2008 was $32.89 compared to $33.72 for third quarter 2007 ($31.41 on a proforma basis).

Total network cell sites were 1,111 at September 30, 2008 compared to 1,011 at September 30, 2007.

Wireline

•

RLEC: Access lines at the end of third quarter 2008 were 41,989, compared to 44,224 at the end of third quarter 2007, a 5% decrease. This line loss is reflective of cable competition (which commenced in late May 2008 in one of the three RLEC markets), residential wireless substitution, and loss of second lines. These line losses and lower switched access minutes resulted in RLEC operating revenues for third quarter 2008 of $15.1 million, a 1% decrease from third quarter 2007. RLEC adjusted EBITDA for third quarter 2008 was $11.1 million compared to $11.0 million for third quarter 2007. RLEC adjusted EBITDA for the first nine months of 2008 was $32.7 million compared to $33.4 million for the same period in 2007.

•

Competitive Wireline: CLEC business local access lines at the end of third quarter 2008 were 49,856, a 3% increase over the end of third quarter 2007 at 48,615. Operating revenues for CLEC business local access lines increased 1% over these periods, reflecting the customer growth partially offset by downward pricing driven by competition. Revenues from wireline strategic products, however, increased approximately $1.4 million, or 12%, to $13.1 million in third quarter 2008 from $11.7 million in third quarter 2007, due to customer growth. Broadband customer growth in the RLEC footprint continues to be especially strong, with a year-over-year gain of 1,816, increasing customer penetration from 35.7% at September 30, 2007 to 43.7% at September 30, 2008. Adjusted EBITDA for the Competitive Wireline segment increased 13%, to $6.1 million in the third quarter 2008 from $5.4 million in the third quarter 2007. Competitive Wireline adjusted EBITDA for the first nine months of 2008 was $18.9 million, $3.6 million or 24% over the $15.3 million for the same period in 2007.

Quarforth concluded, “We are just beginning to recognize some of the new revenue opportunities wireless broadband products present, evidenced by a 12% sequential quarter growth in our postpay data ARPU and a 60% increase in Sprint travel data revenue from last quarter. We remain focused and ahead of schedule on our EV-DO upgrade and are excited about the future revenue potential of related wireless broadband products.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

Given the economic outlook for a softer retail holiday season, the Company is changing its 2008 guidance for wireless net subscriber additions from greater than 30,000 to a range of 28,000 to 30,000. Guidance for 2008 consolidated operating revenues and consolidated adjusted EBITDA remain unchanged at $531 million to $540 million and $224 million to $228 million, respectively. Please see the Business Outlook exhibit with this press release for additional guidance updates and detail.

Total incremental capital expenditures for the EV-DO upgrade remain estimated at approximately $65 million, as previously disclosed, with approximately $25 million incurred in 2007 and a total of $38 million expected to be incurred in 2008.

###

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain on sale of assets, advisory termination fees, other income, minority interests, non-cash compensation charges, voluntary early retirement charges and secondary offering costs.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per subscriber/unit, is computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue for sales to existing customers and equipment costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments including developments that could negatively affect our revenues from network access charges and the universal service fund; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential for patent and other intellectual property right infringement claims; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

•	Business Outlook for the Year 2008

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$67,442	$53,467
Accounts receivable, net	48,712	45,543
Inventories and supplies	9,197	7,693
Other receivables	3,522	4,184
Income tax receivable	—	11,753
Prepaid expenses and other	8,713	7,944

	137,586	130,584

Securities and investments	4,946	870

Property, plant and equipment, net	431,825	402,904

Other Assets
Goodwill	118,448	127,637
Franchise rights	32,000	32,000
Other intangibles, net	77,000	85,901
Radio spectrum licenses in service	114,129	114,180
Radio spectrum licenses not in service	19,671	19,641
Deferred charges and other assets	3,834	4,771

	365,082	384,130

Total Assets	$939,439	$918,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,693	$6,751
Accounts payable	32,836	31,525
Dividends payable	8,857	8,833
Advance billings and customer deposits	19,044	17,809
Accrued payroll	8,818	12,929
Accrued interest	—	70
Income tax payable	1,109	—
Accrued operating taxes	4,223	3,067
Other accrued liabilities	4,073	3,836

	85,653	84,820

Long-Term Liabilities
Long-term debt	602,755	607,455
Other long-term liabilities	62,423	54,445

	665,178	661,900

Minority Interests	485	428

Stockholders’ Equity	188,123	171,340

Total Liabilities and Stockholders’ Equity	$939,439	$918,488

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three months ended:		Nine months ended:
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Operating Revenues	$135,985	$126,931	$399,249	$372,476
Operating Expenses [1]
Cost of sales and services (exclusive of items shown separately below)	44,264	39,972	127,081	119,240
Customer operations	27,066	27,221	80,015	79,081
Corporate operations [2]	7,794	8,503	24,797	24,511
Depreciation and amortization [3]	24,789	26,863	78,615	67,541
Accretion of asset retirement obligations	249	230	745	622

	104,162	102,789	311,253	290,995

Operating Income	31,823	24,142	87,996	81,481

Other Income (Expenses)
Interest expense	(7,756)	(11,020)	(24,611)	(32,721)
Gain (loss) on interest rate swap agreement	(2,403)	(1,265)	3,896	(2,648)
Other income	44	839	871	2,340

	21,708	12,696	68,152	48,452
Income Tax Expense	8,714	5,180	27,334	20,360

	12,994	7,516	40,818	28,092
Minority Interests in (Earnings) Losses of Subsidiaries	(26)	35	(57)	39

Net Income	$12,968	$7,551	$40,761	$28,131

Basic and Diluted Earnings per Common Share:
Income per share - basic	$0.31	$0.18	$0.97	$0.68
Income per share - diluted	$0.31	$0.18	$0.96	$0.67
Weighted average shares outstanding - basic	42,137	41,630	41,923	41,428
Weighted average shares outstanding - diluted	42,313	42,361	42,280	42,117

Cash Dividends Declared per Share - Common Stock	$0.21	$0.15	$0.63	$0.30

[1]

Includes non-cash compensation charge related to capital stock and options to purchase capital stock of $0.4 million and $2.3 million for the three months and nine months ended September 30, 2008, respectively, and $1.1 million and $3.2 million for the three months and nine months ended September 30, 2007, respectively.

[2]

In the second quarter of 2008, the Company recorded $1.0 million of voluntary early retirement charges, comprised primarily of $0.9 million of pension expense related to a pension enhancement pursuant to the voluntary early retirement plan accepted by certain employees of the wireline segments.

[3]

Depreciation expense includes accelerated depreciation related to 3G-1xRTT equipment scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $3.6 million and $17.1 million for the three and nine months ended September 30, 2008, respectively, and $ 6.3 million for the three and nine months ended September 30, 2007.

NTELOS Holdings Corp.

Summary of Operating Results

(dollars in thousands)

	Three Months Ended:		Nine Months Ended:
	September 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008
Operating Revenues
Wireless PCS Operations	$96,152	$104,805	$281,237	$306,878
Subscriber Revenues	66,687	70,473	192,794	210,240
Wholesale/Roaming Revenues, net	24,339	28,218	71,590	77,795
Equipment Revenues	4,755	5,796	16,016	17,906
Other Revenues	371	318	837	937

Wireline Operations
RLEC	15,264	15,078	46,103	44,435
Competitive Wireline	15,337	15,979	44,589	47,515

Wireline Total	30,601	31,057	90,692	91,950

Other	178	123	547	421

	$126,931	$135,985	$372,476	$399,249

Operating Expenses
(before depreciation & amortization, accretion of asset retirement obligations, non-cash compensation, voluntary early retirement program charges and secondary offering costs, a non-GAAP Measure)

Wireless PCS Operations	$58,921	$63,285	$173,150	$183,992
Cost of Sales and Services
Cost of Sales - Equipment	6,504	8,537	21,415	23,098
Cost of Sales - Access & Other	12,869	12,330	35,677	37,045
Maintenance and Support	11,061	13,482	33,429	38,203
Customer Operations	22,942	22,836	66,663	67,744
Corporate Operations	5,545	6,100	15,966	17,902

Wireline Operations
RLEC	4,247	4,009	12,680	11,743
Competitive Wireline	9,972	9,920	29,334	28,627

Wireline Total	14,219	13,929	42,014	40,370

Other	1,458	1,470	3,889	4,243

	$74,598	$78,684	$219,053	$228,605

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$37,231	$41,520	$108,087	$122,886

Wireline Operations
RLEC	11,017	11,069	33,423	32,692
Competitive Wireline	5,365	6,059	15,255	18,888

Wireline Total	16,382	17,128	48,678	51,580

Other	(1,280)	(1,347)	(3,342)	(3,822)

	$52,333	$57,301	$153,423	$170,644

Capital Expenditures
Wireless PCS Operations	$9,514	$31,334	$31,470	$61,703

Wireline Operations
RLEC	2,236	3,918	6,741	11,519
Competitive Wireline	2,831	5,200	11,576	17,613

Wireline Total	5,067	9,118	18,317	29,132

Other	2,459	974	5,512	7,321

	$17,040	$41,426	$55,299	$98,156

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)
Wireless PCS Operations	$27,717	$10,186	$76,617	$61,183

Wireline Operations
RLEC	8,781	7,151	26,682	21,173
Competitive Wireline	2,534	859	3,679	1,275

Wireline Total	11,315	8,010	30,361	22,448

Other	(3,739)	(2,321)	(8,854)	(11,143)

	$35,293	$15,875	$98,124	$72,488

[1]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income to Operating Income

(dollars in thousands)

	Three months ended:		Nine months ended:
	September 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008
Net income	$7,551	$12,968	$28,131	$40,761
Interest expense	11,020	7,756	32,721	24,611
(Gain) loss on interest rate swap agreement	1,265	2,403	2,648	(3,896)
Income taxes	5,180	8,714	20,360	27,334
Minority interest	(35)	26	(39)	57
Other income	(839)	(44)	(2,340)	(871)

Operating income	$24,142	$31,823	$81,481	$87,996

Wireless	$16,957	$23,902	$60,003	$64,486
RLEC	7,484	7,454	22,860	21,298
Competitive Wireline	2,093	3,006	5,805	9,144
Other	(2,392)	(2,539)	(7,187)	(6,932)

Operating income	$24,142	$31,823	$81,481	$87,996

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)

	2007					2008
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended September 30
Operating Income	$16,957	$7,484	$2,093	$(2,392)	$24,142	$23,902	$7,454	$3,006	$(2,539)	$31,823
Depreciation and amortization	20,065	3,528	3,258	12	26,863	17,387	3,607	3,037	758	24,789

Sub-total:	37,022	11,012	5,351	(2,380)	51,005	41,289	11,061	6,043	(1,781)	56,612

Accretion of asset retirement obligations	209	5	14	2	230	231	4	14	—	249
Secondary offering costs	—	—	—	4	4	—	—	—	—	—
Non-cash compensation	—	—	—	1,094	1,094	—	—	—	434	434
Voluntary early retirement plan [1]	—	—	—	—	—	—	4	2	—	6

Adjusted EBITDA	$37,231	$11,017	$5,365	$(1,280)	$52,333	$41,520	$11,069	$6,059	$(1,347)	$57,301

Adjusted EBITDA Margin	38.7%	72.2%	35.0%	NM	41.2%	39.6%	73.4%	37.9%	NM	42.1%

For The Nine Months Ended September 30
Operating Income	$60,003	$22,860	$5,805	$(7,187)	$81,481	$64,486	$21,298	$9,144	$(6,932)	$87,996
Depreciation and amortization	47,522	10,550	9,409	60	67,541	57,716	10,784	9,317	798	78,615

Sub-total:	107,525	33,410	15,214	(7,127)	149,022	122,202	32,082	18,461	(6,134)	166,611

Accretion of asset retirement obligations	562	13	41	6	622	684	13	43	5	745
Secondary offering costs	—	—	—	570	570	—	—	—	—	—
Non-cash compensation	—	—	—	3,209	3,209	—	—	—	2,307	2,307
Voluntary early retirement plan [1]	—	—	—	—	—	—	597	384	—	981

Adjusted EBITDA	$108,087	$33,423	$15,255	$(3,342)	$153,423	$122,886	$32,692	$18,888	$(3,822)	$170,644

Adjusted EBITDA Margin	38.4%	72.5%	34.2%	NM	41.2%	40.0%	73.6%	39.8%	NM	42.7%

[1]

In the second quarter of 2008, the Company recorded $1.0 million of voluntary early retirement charges, comprised primarily of $0.9 million of pension expense related to a pension enhancement pursuant to the voluntary early retirement plan accepted by certain employees of the wireline segments.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	9/30/2007	12/31/2007	3/31/2008	6/30/2008	9/30/2008
Wireless Subscribers	396,420	406,795	421,265	425,880	427,028
RLEC Total Access Lines	44,224	43,538	43,260	42,777	41,989
RLEC Residential Access Lines	28,884	28,564	28,303	27,870	27,124
CLEC Access Lines [1]	48,615	49,065	49,273	49,555	49,856
RLEC Broadband Customers [2]	11,194	11,680	12,364	12,701	13,010
Total Broadband Connections [2]	19,510	20,172	20,890	21,371	21,825
Dial-Up Internet Subscribers	23,048	21,795	20,428	18,632	17,244
Long Distance Subscribers	48,260	48,367	48,715	49,069	49,027

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber, metro Ethernet, ATM and frame relay. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

						Nine months ended:
Quarter Ended:	9/30/2007	12/31/2007	3/31/2008	6/30/2008	9/30/2008	9/30/2007	9/30/2008
Total Wireless Subscribers
Beginning Subscribers	391,195	396,420	406,795	421,265	425,880	367,197	406,795
Prepay	110,506	110,285	115,068	127,765	127,419	98,846	115,068
Postpay	280,689	286,135	291,727	293,500	298,461	268,351	291,727

Gross Additions	40,788	44,353	46,953	36,559	41,322	127,304	124,834
Prepay	19,557	23,322	29,586	17,900	17,727	65,310	65,213
Postpay	21,231	21,031	17,367	18,659	23,595	61,994	59,621

Disconnections	35,563	33,978	32,483	31,944	40,174	98,081	104,601
Prepay	19,256	17,968	16,120	17,456	20,969	52,735	54,545
Postpay	16,307	16,010	16,363	14,488	19,205	45,346	50,056

Net Additions	5,225	10,375	14,470	4,615	1,148	29,223	20,233
Prepay	301	5,354	13,466	444	(3,242)	12,575	10,668
Postpay	4,924	5,021	1,004	4,171	4,390	16,648	9,565

Ending Subscribers	396,420	406,795	421,265	425,880	427,028	396,420	427,028
Prepay	110,285	115,068	127,765	127,419	123,451	110,285	123,451
Postpay	286,135	291,727	293,500	298,461	303,577	286,135	303,577

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:		Nine months ended:
	September 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008
Average Subscribers (weighted monthly)	393,779	426,552	385,180	421,637
Gross Subscriber Revenues ($000)	$66,587	$70,501	$194,097	$210,725
Revenue Accruals & Deferrals	151	32	(1,168)	(319)
Eliminations & Other Adjustments	(51)	(60)	(135)	(166)

Net Subscriber Revenues ($000)	$66,687	$70,473	$192,794	$210,240
Average Monthly Revenue per Subscriber/Unit (ARPU) [1,4]	$56.37	$55.09	$55.99	$55.53
Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1,4]	$57.65	$57.85	$56.52	$57.00
Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$4.66	$7.53	$4.12	$7.26
Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$5.40	$7.93	$4.75	$7.18
Cost of Acquisition per Gross Addition (CPGA) [2]	$348	$373	$347	$349
Monthly Cash Cost per Handset/Unit (CCPU)[3,4]	$33.72	$32.89	$32.53	$32.35
Strategic Network Alliance Revenues ($000)
Home Voice	$13,053	$13,135	$37,625	$39,545
Travel Voice	4,254	4,407	14,559	12,437

Total Voice	17,307	17,542	52,184	51,982

Home Data	2,584	2,875	NA	8,593
Travel Data	2,398	6,732	NA	14,032

Total Data	4,982	9,607	16,798	22,625

Revenue Minimum Adjustment	1,756	—	1,756	833

Total	$24,045	$27,149	$70,738	$75,440

Monthly Postpay Subscriber Churn	1.9%	2.1%	1.8%	1.9%
Monthly Blended Subscriber Churn	3.0%	3.1%	2.8%	2.8%
Total Cell Sites (period ending)	1,011	1,111	1,011	1,111
EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)	—	511	—	511
Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	603	680	603	680

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per subscriber/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue for sales to existing customers and equipment costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

[4]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.7 million for third quarter 2007, and $8.0 million and $2.8 million for the nine months ended September 30, 2007 and 2008, respectively. Third quarter 2007 and nine months ended September 30, 2007 and 2008 ARPU, proforma for these reporting changes would have been $54.05, $53.67 and $54.78, respectively. Third quarter 2007 and nine months ended September 30, 2007 and 2008 postpay ARPU, proforma for these reporting changes would have been $55.37, $54.24 and $56.25, respectively. Third quarter 2007 and nine months ended September 30, 2007 and 2008 CCPU, proforma for these reporting changes would have been $31.41, $30.21 and $31.60, respectively.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three months ended:		Nine months ended:
	September 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Operating Revenues	126,931	$135,985	$372,476	$399,249
Less: Wireline and other operating revenue	(30,779)	(31,180)	(91,239)	(92,371)

Wireless communications revenue	96,152	104,805	281,237	306,878
Less: Equipment revenue from sales to new customers	(2,892)	(1,665)	(10,540)	(9,196)
Less: Equipment revenue from sales to existing customers	(1,863)	(4,131)	(5,476)	(8,710)
Less: Wholesale revenue	(24,339)	(28,218)	(71,590)	(77,795)
Plus: Other revenues, eliminations and adjustments	(471)	(290)	466	(452)

Wireless gross subscriber revenue [2]	$66,587	$70,501	$194,097	$210,725

Less: Paid in advance subscriber revenue	(17,899)	(18,526)	(52,782)	(58,867)
Less: adjustments	386	313	(471)	174

Wireless gross postpay subscriber revenue	$49,074	$52,288	$140,844	$152,032

Average subscribers	393,779	426,552	385,180	421,637

Total ARPU [2]	$56.37	$55.09	$55.99	$55.53

Average postpay subscribers	283,746	301,264	276,888	296,359

Postpay ARPU [2]	$57.65	$57.85	$56.52	$57.00

Wireless gross subscriber revenue [2]	$66,587	$70,501	$194,097	$210,725
Less: Wireless voice and other feature revenue	(61,087)	(60,871)	(179,808)	(183,179)

Wireless data revenue	$5,500	$9,630	$14,289	$27,546

Average subscribers	393,779	426,552	385,180	421,637

Total Data ARPU	$4.66	$7.53	$4.12	$7.26

Wireless gross postpay subscriber revenue	$49,074	$52,288	$140,844	$152,032
Less: Wireless postpay voice and other feature revenue	(44,475)	(45,119)	(128,996)	(132,868)

Wireless postpay data revenue	$4,599	$7,169	$11,848	$19,164

Average postpay subscribers	283,746	301,264	276,888	296,359

Postpay data ARPU	$5.40	$7.93	$4.75	$7.18

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.7 million for third quarter 2007, and $8.0 million and $2.8 million for the nine months ended September 30, 2007 and 2008, respectively. Third quarter 2007 and nine months ended September 30, 2007 and 2008 ARPU, proforma for these reporting changes would have been $54.05, $53.67 and $54.78, respectively. Third quarter 2007 and nine months ended September 30, 2007 and 2008 postpay ARPU, proforma for these reporting changes would have been $55.37, $54.24 and $56.25, respectively.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three months ended:		Nine months ended:
	September 30, 2007	September 30, 2008	September 30, 2007	September 30, 2008
Cost per Gross Acquisition (CPGA) [1]
(dollars in thousands except for subscribers and CPGA)

Cost of sales and services	$39,972	$44,264	$119,240	$127,081
Less: Maintenance and support*	(20,598)	(23,397)	(62,148)	(66,938)

Cost of wireless sales**	19,374	20,867	57,092	60,143
Less: access, roaming, and other cost of sales	(12,870)	(12,329)	(35,677)	(37,044)

Merchandise cost of sales	$6,504	$8,538	$21,415	$23,099

Total customer operations	$27,221	$27,066	$79,081	$80,015
Less: Wireline and other segment expenses	(4,279)	(4,171)	(12,418)	(12,104)
Less: Wireless customer care, billing, bad debt and other expenses	(12,220)	(14,302)	(33,167)	(38,335)

Sales and marketing	$10,722	$8,593	$33,496	$29,576

Merchandise cost of sales	$6,504	$8,538	$21,415	$23,099
Sales and marketing	10,722	8,593	33,496	29,576
Less: Merchandise sales	(3,016)	(1,719)	(10,746)	(9,109)

Total CPGA costs	$14,210	$15,412	$44,165	$43,566

Gross subscriber additions	40,788	41,322	127,304	124,834
CPGA	$348	$373	$347	$349

Cash Cost per Handset/Unit (CCPU) [2,3]
(dollars in thousands except for subscribers and CCPU)

Cost of Sales and services	$39,972	$44,264	$119,240	$127,081
Less Cost of wireless sales**	(19,374)	(20,867)	(57,092)	(60,143)

Maintenance and support*	$20,598	$23,397	$62,148	$66,938
Less: Wireline and other segment expenses	(9,537)	(9,915)	(28,719)	(28,735)

Wireless maintenance and support	$11,061	$13,482	$33,429	$38,203

Corporate operations	$8,503	$7,794	$24,511	$24,797
Less: Wireline, other segment, and corporate expenses	(2,958)	(1,694)	(8,545)	(6,895)

Wireless corporate operations	$5,545	$6,100	$15,966	$17,902

Wireless maintenance and support	$11,061	$13,482	$33,429	$38,203
Wireless corporate operations	5,545	6,100	15,966	17,902
Wireless customer care, billing, bad debt and other expenses	12,220	14,302	33,167	38,335
Wireless access, roaming, and other cost of sales [3]	12,870	12,329	35,677	37,044
Equipment revenue from sales to existing customers	(1,863)	(4,131)	(5,476)	(8,710)

Total CCPU costs	$39,833	$42,082	$112,763	$122,774

Average subscribers	393,779	426,552	385,180	421,637

CCPU	$33.72	$32.89	$32.53	$32.35

[1]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[2]

CCPU is cash cost per subscriber/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue for sales to existing customers and equipment costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

[3]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.7 million for third quarter 2007, and $8.0 million and $2.8 million for the nine months ended September 30, 2007 and 2008, respectively. Third quarter 2007 and nine months ended September 30, 2007 and 2008 CCPU, proforma for these reporting changes would have been $31.41, $30.21 and $31.60, respectively.

*

Maintenance and support expenses include: costs related to specific property, plant and equipment, as well as indirect costs such as engineering and general administration of property, plant and equipment; and, leased facility expenses for connection to other carriers, cell sites and switch locations.

**

Cost of wireless sales includes digital PCS handset equipment costs which, in keeping with industry practice, are sold to customers at a price below cost, and usage-based access charges, including long distance, roaming charges, and other direct costs incurred in accessing other telecommunications providers’ networks in order to provide wireless services to NTELOS end-use customers.

NTELOS Holdings Corp.

Business Outlook for the Year 2008 1 (as of November 4, 2008)

(dollars in millions, except for metrics)

	Twelve Months 2008

Operating Revenues - Guidance
Wireless [2]	$409.0	to	$415.0
Wireline	121.0	to	124.0
Other	1.0		1.0

	$531.0	to	$540.0

Reconciliation of Net Income to Adjusted EBITDA - Guidance
Net Income	$49.0	to	$55.0
Interest expense, net [3]	32.5	to	30.0
Income tax expense [4]	33.5	to	36.5
Other income	(1.0)	to	(1.5)

Operating Income	114.0	to	120.0

Depreciation and amortization	105.0	to	103.0
Accretion of asset retirement obligations	1.0		1.0
Voluntary Early Retirement Plan	1.0		1.0
Non-cash compensation charges	3.0		3.0

Adjusted EBITDA	$224.0	to	$228.0

Wireless	$163.0	to	$165.0
Wireline	66.0	to	68.0
Other	(5.0)		(5.0)

Adjusted EBITDA	$224.0	to	$228.0

Capital Expenditures
Wireless	$89	to	$88
Wireline	36	to	35
Other	10		10

Total Capital Expenditures	$135	to	$133

Wireless Metrics
Net subscriber additions	28,000 to 30,000
Blended ARPU [2]	Greater than $55
Post pay Churn	Approximately 1.9%
Blended Churn	Approximately 2.8%
Cost per Gross Acquisition (CPGA)	$355	to	$365
Cash Cost per Handset/Unit (CCPU) [2]	$32	to	$33

Wireline Metrics
RLEC Line Loss	4.0%	to	6.0%
Competitive Wireline revenue growth	Approximately 6%

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]

The Company has entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance will no longer be reported on a gross basis, but on a net basis instead. Please see footnote 4 of the “Wireless KPI” exhibit for more details.

[3]	Cash payments for interest expense for 2008 are expected to be approximately $33 million.
[4]	Current cash income tax is expected to be between $15 million and $17 million, reflecting the benefit of bonus depreciation provided for by the recently enacted economic stimulus package HR 5140.